Exhibit 99.1

AITX Accelerates Drive to Positive Cash Flow with Increasing Revenues and Over $1 Million Annual Spend Reductions

The Company Continues to Close the Gap to Positive Operational Cash Flow

Detroit, Michigan, May 1, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), today announced it is implementing various efficiencies to achieve over $1.2 million in annualized savings with expectations on full implementation beginning June 1, 2025, with reduced spending expected to be seen in the Q2 quarterly filings. These savings reflect stability in the Gen 4 platform and a focus shift from product creation for solutions such as ROAMEO™ to a focus on production transition and iterative efficiency improvements. Additionally, the Company is implementing greater efficiencies across cloud services, logistics, and deployment operations. The Company's operational realignment strengthens its financial position as it continues to advance toward its long-term growth objectives. The Company expects that there will be no headcount changes to the approximately 115 team members throughout AITX and its four subsidiaries.

"We have made strategic, thoughtful decisions that significantly lower our monthly cash requirements while maintaining our momentum across all business units," said Steve Reinharz, CEO of AITX and all RAD subsidiaries. "These savings, combined with our growth initiatives, accelerate our push toward achieving operational cash flow positivity, a key milestone in our long-term plan to drive shareholder value and expand our leadership position in AI-driven security solutions."

On April 3, 2025, AITX reported unaudited fiscal year 2025 revenues of $6.13 million for the period ending February 28, 2025, representing an increase of nearly 300 percent compared to fiscal year 2024. The Company has forecasted fiscal year 2026 revenues in the range of $12 million to $18 million, supported by growing recurring revenue streams and expanding market adoption of its AI-driven solutions.

The growing financial and operational strength of Robotic Assistance Devices, Inc. (RAD-I) has enabled the Company to provide full time resources toward the growth of SARA™ and Robotic Assistance Devices Group, Inc. (RAD-G). Nearly 20% of AITX's operations will soon be dedicated to these next-generation initiatives, supporting accelerated development without impacting RAD-I's ongoing performance or client commitments. This reallocation reflects the Company's confidence in the substantial market opportunity represented by AI-powered security and automation solutions, opens significant new revenue opportunities all while effecting no increase in headcount or SG&A.

With a streamlined cost structure, a growing base of recurring monthly revenue, and expanding opportunities across multiple markets, AITX remains firmly positioned for continued growth. The Company's disciplined operational strategy, combined with its leadership in AI-driven security technologies, is expected to support further progress toward operational profitability and long-term value creation for shareholders.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industryi through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive or meeting its 2026 forecasted revenues in the range of $12 million to $18 million. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price. Further, sales unit take results should not be interpreted in any way whatsoever as representing actual revenues or otherwise predictive of the Company's future revenues.

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Steve Reinharz

949-636-7060
@SteveReinharz

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i https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/